DISTRIBUTION PLAN OF
THE RIGHTIME OTC PLUS FUND SERIES

WHEREAS, The Rightime Fund, Inc. (the "Corporation") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

WHEREAS, The Rightime OTC Plus Fund Series (the "Fund") is a series of the Corporation operated as an open-end management investment company;

WHEREAS, the Corporation has adopted, on behalf of the Fund, a Multiple Class Plan pursuant to Rule 18f-3 under the Act;

WHEREAS, the Multiple Class Plan authorizes two classes of shares, "Class A Shares" and "Class C Shares;" and

WHEREAS, the Fund intends to act as a distributor of its shares of capital stock as defined in Rule 12b-1 under the Act, and desires to adopt a Distribution Plan pursuant to such Rule, and the Board of Directors of the Corporation has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders.

NOW THEREFORE, the Corporation hereby adopts this Distribution Plan for the Fund (the "Plan") in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

1. The Fund may finance activities, which are primarily intended to result in the sale of its shares in accordance with this Plan, and may apply fees paid by the Fund under the Plan to the payment of service fees as defined under the National Association of Securities Dealers, Inc.'s Rules of Fair Practice that governs the sales of mutual fund securities subject to asset-based sales charges (the "NASD Rule"). The expenses of distribution activities ("Distribution Expenses") and other services under this Plan shall not exceed one half of one percent (.50%) and one percent (1.00%) per annum of the average daily net assets of the Fund's Class A Shares and Class C Shares, respectively, including any amounts not in excess of one quarter of one percent (.25%) which may be paid by the Fund's separate share classes for personal or account services which are treated as a service fee under the NASD Rule.

In the event the Board of Directors deems it desirable to allow Distribution Expenses to exceed such limit the Administrator, Rightime Administrators, Inc. ("Administrator"), may advance the required funds to the Fund with the understanding that such advances will be repaid by the Fund at such time or times deemed appropriate by the Administrator out of any excess of funds created by Distribution Expenses being lower than .50% and 1.00% of the average daily net assets of the Fund's Class A Shares and Class C Shares, respectively, during the fiscal year in which the advance occurred, but that such advances will not otherwise constitute a liability to the Fund.

1. The Distribution Expenses provided for in paragraph 1 of this Plan may be spent by the Fund on any activities primarily intended to result in the sale of the Fund's shares, including, but not limited to, compensation paid to and expenses incurred by officers, directors, employees or sale representatives of the Fund, or broker-dealers or other third parties, in consideration of their promotional and distributional services, which services may include assistance in the servicing of shareholder accounts produced by third parties, and may include promotional, travel, entertainment, and telephone expenses, the printing of prospectuses and reports for other than existing shareholders, preparation and distribution of sales literature, and advertising of any type.

The Distributor shall not provide services related to the administrative servicing of existing shareholders, or bear expenses related to the same. Such services include, but are not limited to, the following costs:
Transfer Agent, information, computer, telephone and office expenses related to the ongoing servicing of existing shareholders.

3. This Plan shall not take effect until it has been approved by (a) a vote of at least a majority of the outstanding voting securities of the Fund and
(b) a vote of the Board of Directors of the Corporation, including the affirmative vote of at least a majority of those Directors who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in agreements related to the Plan (the "Rule 12b-1 Directors"), cast in person at a meeting called for voting on the Plan.

4. Any Agreements related to this Plan shall be in writing, the form thereof must be approved by the Board of Directors (including the disinterested Directors), and may be terminated at any time in the manner provided for termination of this Plan in paragraph 7 below.

5. This Plan and agreements hereunder shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3(b).

6. The persons authorized to direct the disposition of Distribution Expenses paid or payable by the Fund pursuant to this Plan or any related agreement shall be the President of the Corporation or his designee. The President shall provide to the Corporation's Directors and the Directors shall review, at least quarterly, a written report of the Distribution Expenses so expended and the purposes for which such expenditures were made.

7. This plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of the Fund.

8. This Plan may not be amended to increase materially the limit upon Distribution Expenses provided in paragraph 1 or to change materially the nature of such Distribution expenses provided in paragraph 2 hereof unless such amendment is approved in the manner provided for in paragraph 3 hereof.

9. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Directors who are not interested persons.

10. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, or the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

11. It is the opinion of the Corporation's Directors and Officers that the following are not expenses primarily intended to result in the sale of shares issued by the Fund: fees and expenses of registering the Fund as a broker-dealer or of registering an agent of the fund under federal or state laws regulation the sale of securities; fees of registering, at the request of the Fund, agents or representative of a principal underwriter of the Fund under federal or state laws regulating the sale of securities, provided that no sales commission or "load" is charged on sales of shares of the Fund; and fees and expenses of preparing and setting in type the Fund's registration statement under the Securities Act of 1933. Should such expenses be deemed by a court or agency having jurisdiction to be expenses primarily intended to result in the sale of shares issued by the Fund, they shall be considered to be expenses contemplated by and included in this Distribution Plan but not subject to the limitation prescribed in paragrah1 hereof.

IN WITNESS WHEREOF, the Corporation has executed this Distribution Plan on behalf of the Fund on the day and year set forth below in Philadelphia, Pennsylvania.

                         THE RIGHTIME FUND, INC.

                         By:  --------------------------
                              David J. Rights, President

                         Date:--------------------------

Attest:

--------------------------
Curtis F. Hartranft
Assistant Secretary